RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is made and entered into effective as of this 17th day of February, 2023 (the “Effective Date”), by and between Jeffrey S. Thiede (“Employee”) and MDU Construction Services Group, Inc., on behalf of itself, its successors, and assigns (collectively “CSG”), and MDU Resources Group, Inc. (“MDU Resources”) (the Employee, CSG, and MDU Resources are collectively referred to as the “Parties”).

RECITALS

    WHEREAS, MDU Resources has announced that its board of directors has determined that the future structure for MDU Resources most likely to maximize the long-term value for stockholders is to create two pure-play publicly traded companies, one focused on regulated energy delivery and the other on construction materials, and to achieve this future structure, options are being evaluated to optimize the value of CSG. This strategic review could result in the sale, spin, merger, or similer transaction involving all or substantially all of the business of CSG (the “Transaction”);

    WHEREAS, in the event of a Transaction, CSG has agreed to provide Employee with certain payments and benefits to which Employee would not otherwise be entitled absent signing this Agreement;

    WHEREAS, CSG wishes to provide additional incentive for Employee to continue employment at least through the date of closing the Transaction;

    NOW THERFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.Agreement Term. This Agreement shall remain in effect during the period commencing on the date hereof and ending on December 31, 2023 (the “Term”).

2.Services. Until the earlier of the closing of the Transaction and the expiration date of the Term, Employee shall continue to provide services to CSG, including assisting CSG and MDU Resources as requested in achieving its desired business objectives in connection with the Transaction.

3.Base Salary. Until the earlier of the closing of the Transaction and the expiration date of the Term, Employee’s base bi-weekly salary for the continuation of employment will not be reduced from Employee’s base bi-weekly salary as of the Effective Date.

4.Incentive. Subject to closing of the Transaction and Employee fulfilling the eligibility requirements set forth in Paragraph 8, Employee will receive a lump-sum cash payment equal to the amount Employee would have received under MDU Resources Group, Inc. Executive Incentive Compensation Plan (hereinafter referred to as the “Incentive”). Incentive calculations will be calculated in the same manner as they have been historically calculated and accrued. For partial year calculations, CSG will use actual financial results plus remaining plan months, based on the most recent quarterly plan update (i.e. 3+9, 6+6, 9+3) as submitted to, and approved by, MDU Resources, to equal the full year calculation. The result of that calculation will then be prorated using the number of days during calendar year 2023 Employee worked for CSG prior to the closing of the Transaction. The Incentive calculation and all related performance determinations will be made by MDU Resources prior to the closing of the Transaction, and the prorated payment will, except as otherwise provided in Paragraph 8, be paid within fifteen (15) days following the closing of the Transaction, and will be subject to required payroll deductions for federal, state, and/or local tax withholdings.

5.Deferred Compensation Plan. Subject to the closing of the Transaction and Employee fulfilling the eligibility requirements set forth in Paragraph 8, Employee’s unvested employer credit amount in the MDU Resources Deferred Compensation Plan (the “Deferred Compensation Plan”) will be fully vested on the date of a Transaction. Payment timing for Employee’s vested balance will be determined under the terms of the Deferred Compensation Plan and in accordance with applicable tax rules.

6.Retention Bonus. Subject to the closing of the Transaction and Employee fulfilling the eligibility requirements set forth in Paragraph 8 below, Employee is eligible to earn a cash retention bonus in the amount of One Million One Hundred Thousand Dollars ($1,100,000) (the “Retention Bonus”). The Retention Bonus will, except as otherwise provided in Paragraph 8, be paid within fifteen (15) days after the closing of the Transaction, and will be subject to required payroll deductions for federal, state, and/or local tax withholdings.

7.Outstanding Equity Awards. Subject to Employee fulfilling the eligibility requirements set forth in Paragraph 8 below, at the closing of the Transaction, the unvested MDU Resources equity awards held by Employee immediately prior to the closing of the Transaction will be treated as set forth in Exhibit A (the “Equity Award Treatment”).

8.Eligibility. In order to be eligible for the payments and benefits referenced in Paragraphs 4 through 7 (collectively, the “Transaction Benefits”):

A.Employee must remain in CSG’s employ as long as CSG desires Employee’s services and until Employee receives written notice from the President and CEO of MDU Resources, or any designee thereof, specifying Employee has met Employee’s eligibility obligation. Employee will forfeit all right to the payments and benefits described in Paragraphs 4 through 7 if Employee fails to provide the services as described in Paragraphs 2 and 9 of this Agreement until the closing of the Transaction or until Employee’s employment is otherwise terminated as provided herein.

B.If Employee’s employment is terminated for “good cause,” then Employee is not eligible for the Transaction Benefits. For purposes of this Agreement, CSG shall be deemed to have “good cause” to terminate Employee’s employment based upon negligence or misconduct, failure to perform job duties, failure to follow company policies, dishonesty, insubordination, commission of a felony or act of moral turpitude which prevents Employee from effectively performing Employee’s duties; any unexcused absence by Employee from Employee’s duties for a period of five (5) consecutive days; or if Employee refuses to obey a lawful directive of Employee’s supervisor and fails to correct such refusal within a reasonable time after receipt of written notice from CSG. If Employee is terminated “for good cause,” the only payment due to Employee is the balance of Employee’s remaining base compensation and employee benefits through the termination date.

C.If Employee’s employment is involuntarily terminated by CSG during the Term and prior to the closing of a Transaction, and such termination is not “for good cause” and is not due to Employee’s death or permanent disability (a “Qualifying Termination”), Employee will receive (1) the Incentive, which shall be calculated in accordance with Paragraph 4 (prorated based on the date of Employee’s termination of employment) and paid within fifteen (15) days following the date of Employee’s termination of employment, (2) the vested employer credit amount under the Deferred Compensation Plan, effective as of the date of Employee’s termination of employment, with timing of payment to be made under the terms of the Deferred Compensation Plan and in accordance with applicable tax rules, and (3) the Retention Bonus, paid within fifteen (15) days after Employee’s termination of employment. Upon a Qualifying Termination, Employee’s MDU Resources equity awards would be treated in accordance with their existing terms and conditions.

D.The Transaction must be completed and closed during the Term. If the Transaction is not completed and closed during the Term, CSG has the right to extend the term of this Agreement. Any such extension will be provided to Employee in writing as an amendment to this Agreement.

E.If Employee is offered and accepts a position with MDU Resources or one of its divisions or subsidiaries which are not part of CSG prior to the closing date of the Transaction, Employee may receive a reduced or pro-rata Retention Bonus and Incentive in the discretion of the President and CEO of MDU Resources, or any designee thereof.

9.At-Will Employment. Employee acknowledges and agrees that Employee is an employee-at-will and that either Employee or CSG may terminate Employee’s employment at any time for any lawful reason, or no reason, subject to the consequences of such termination as set forth in this Agreement. Nothing in this Agreement nor the payment of the Retention Bonus shall be construed as, imply, or constitute a promise of continued employment or employment for a specified term, or otherwise alter the at-will employment of Employee by CSG.

10.Assignment. This Agreement is binding upon and will inure to the benefit of the Company and their successors and assigns.

11.Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered, e-mailed, or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Employee’s address as it appears in CSG’s records or addressed to MDU Resources at 1200 W. Century Ave., Bismarck, ND 58503, Attention: President and CEO. Either party may change the address at which notice shall be give by written notice in the above manner.

12.Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of North Dakota without regard to principles of conflict of laws.

13.Miscellaneous. This Agreement constitutes the entire agreement of the Parties and supersedes and replaces any other written or oral agreement or understanding with respect to this subject matter. In the event of any inconsistency between the terms of this Agreement and such other agreements or understandings, the terms of this Agreement shall control. This Agreement may be modified, amended, or waived only by a writing executed by both Parties. Should any valid federal or state law be found to affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law and otherwise this Agreement shall continue in full force and effect.

14.Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Dated: 2-17-2023    /s/ Jeffrey S. Thiede
    Jeffrey S. Thiede

    MDU Construction Services Group, Inc.

Dated: 2-17-2023    /s/ David L. Goodin
    By: David L. Goodin
    Chair of the Board

    MDU Resources Group, Inc.

Dated: 2-17-2023    /s/ David L. Goodin
    By: David L. Goodin
    President and Chief Executive Officer

EXHIBIT A: EQUITY AWARDS TREATMENT

	Category	Treatment upon the Closing*	Payment Timing
1.	2021 Performance-Based Restricted Stock Units (“PRSUs”)	Full vesting. If any performance goals continue to apply, performance will be determined by MDU Resources Compensation Committee.	Based on the original payment schedule (i.e., February 2024)
2.	2022 PRSUs	Pro rata vesting based on the number of full months lapsed from and including the month in which the performance period began to and including the month in which the closing of the Transaction occurs. If any performance goals continue to apply, performance will be determined by MDU Resources Compensation Committee.	Based on the original payment schedule (i.e., February 2025)
3.	2021 Restricted Stock Units (“RSUs”)	Full vesting	Based on the original payment schedule (i.e., February 2024)
4.	2022 RSUs	Pro rata vesting based on the number of full months lapsed from and including the month in which the performance period began to and including the month in which the closing of the Transaction occurs.	Based on the original payment schedule (i.e., February 2025)
5.	2023 RSUs	Pro rata vesting based on the number of full months lapsed from and including the month in which the performance period began to and including the month in which the closing of the Transaction occurs.	Based on the original payment schedule (i.e., February 2026)

*In accordance with applicable tax laws, MDU Resources will withhold from Employee’s final paycheck from MDU Resources the applicable payroll taxes due upon vesting of the awards in accordance with this column.